Exhibit 10.1

October 29, 2018

Ms. Donna Noce Colaco

Via electronic mail

Dear Donna,

This letter confirms the offer of employment with Pier 1 Services Company (the “Company”), a subsidiary of Pier 1 Imports, Inc., for the position of Executive Vice President, Chief Customer Officer in Fort Worth, Texas, effective December 3, 2018 (“Start Date”) pursuant to the terms of the Employment Term Sheet attached hereto as “Exhibit A” and made a part hereof.  The position reports to the President and Chief Executive Officer at a starting base salary of $700,000 per year ($26,923.07 bi-weekly), subject to required withholdings for applicable taxes and voluntary pay deductions.

This offer of employment is contingent upon the completion, receipt and review of all references and background checks currently underway, each subject to the Company's approval and approval of the Employment Term Sheet by the Compensation Committee and the Board of Directors of Pier 1 Imports, Inc.

You represent and warrant to the Company that (a) as of the Start Date with the Company, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction that would result in any restriction on your ability to accept and perform this or any other position with the Company or any of its affiliates, and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by the Company in advance of the Start Date. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of the Company, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of any obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

If this letter and the attached Employment Term Sheet correctly sets forth your understanding of the Company’s offer of employment, then please sign where indicated below to acknowledge your acceptance and return a copy to me.

Sincerely,

Pier 1 Services Company
By: Pier 1 Holdings, Inc., its managing trustee

By: /s/ Christine Murray
Christine Murray, Senior V.P. – Human Resources
and Chief Human Resources Officer

Agreed to:

/s/ Donna Noce Colaco                                                                                                                                                          November 2, 2018
_______________________________________                                                                                                                              ____________________________
Donna Noce Colaco                                                                                                                                                                         Date

cc: Alasdair James

EXHIBIT “A”

EMPLOYMENT TERM SHEET

This term sheet summarizes the principal terms and conditions of the proposed employment of Donna Noce Colaco (“Executive”) by Pier 1 Services Company (“Company”), effective upon the Start Date as defined in the attached letter.

Position	Executive Vice President, Chief Customer Officer
Office Location	Company Headquarters, Fort Worth, Texas
Duties and Reporting Relationship	Duties commensurate with position, reporting directly to President and Chief Executive Officer.
Base Salary	$700,000 per year, subject to annual review by the Compensation Committee.
Sign on Bonus
$300,000 payable upon completion of 60 days of employment; subject to pro rata clawback in the event Executive voluntarily leaves the Company or is terminated for Cause (as defined in the Executive Agreement referenced below) within 12 months following commencement of employment.

Annual Short-Term Incentive
Participation in the Company’s annual cash incentive program at 125% upon commencement of employment through the remainder of FY19 and through all of FY20, and then in FY21 at a level commensurate with other senior officers as determined annually by the Compensation Committee.

Initial Time-Vesting Stock Award
One-time grant of restricted stock having a value equal to $600,000, granted upon commencement of employment.  Vests in equal annual installments on the second and third anniversaries of the grant date, subject to Executive’s continued employment with the Company.

Annual Long-Term Incentive	Long-term incentive award having a target value equal to $700,000 (100% of base salary) based on FY20 LTI plan design (TBD) and granted commensurate with FY20 LTI grant.
Future Equity Awards
Eligible for grants of stock awards under the Company’s Long-Term Equity Incentive Plan at a level commensurate with other senior officers. Future fiscal long-term equity incentive plans are subject to Compensation Committee and Board of Directors authorization and approval.

Executive Agreement
The Company and Executive will enter into an Executive Agreement providing for 12 months of salary continuation in the event Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason (each as defined in the Executive Agreement).

Non-Compete, Non- Solicitation and Non- Disclosure	Subject to non-compete, non-solicitation and confidentiality provisions for a period of one year following termination of employment.
Group Insurance Plan
Eligible to participate in Company broad-based health and welfare plans, long-term disability, dental insurance, accident insurance, vision and life insurance, and a prescription drug plan. Subject to terms of plans.

Pier 1 will reimburse Executive for COBRA costs pending eligibility for Pier 1’s welfare benefit plans.

Stock Purchase Plan
Eligible to purchase Pier 1 Imports, Inc. common stock through contributions of up to 20% of eligible compensation, plus Company matching contributions of 25% of amounts contributed. Subject to terms of plan.

Deferred Compensation Plan
Eligible participation includes company matching contributions equal to 100% of the first 1% of eligible compensation deferred and 50% of the next 4% of eligible compensation deferred. Subject to terms of plan.

40l(k) Retirement Plan
Eligible participation includes company matching contributions based on pre-tax contributions to the plan equal to 100% of the first 1% of eligible compensation to the plan and 50% of the next 4% of eligible compensation contributed to the plan. Subject to terms of plan.

Relocation	Up to $90,000 in accordance with the Company's standard relocation policy.
Vacation	Two weeks of vacation granted upon Start Date. Four weeks of vacation granted on the first day of FY20 (3/3/19).
Merchandise Discount	25% discount on all Pier 1 Imports merchandise, subject to Associate Discount Policy.

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